                                                            EXHIBIT 10.4


                            STOCK PURCHASE AGREEMENT


     This STOCK PURCHASE AGREEMENT (the "Agreement") is made on _______, 1997, between Syntel, Inc., a Michigan corporation ("Buyer"), and Bharat Desai and Neerja Sethi (each a "Stockholder" and, collectively, the "Stockholders"), the stockholders of Syntel Software Private Limited, a corporation organized under the laws of India (the "Company").

     The Stockholders are the beneficial and registered owners of all of the issued and outstanding capital stock (the "Shares") of the Company. The Stockholders desire to sell to Buyer and Buyer desires to purchase from the Stockholders all of the Shares for the price, upon the terms and subject to the conditions hereinafter set forth. Capitalized terms not otherwise defined at the time of usage shall have the meanings designated in Section 8.8 hereof.

     In consideration of the premises and of the respective covenants and agreements contained herein, the parties agree as follows:

                                   ARTICLE I
                      Purchase and Sale of Shares; Closing

     1.1 Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, the Stockholders shall sell and transfer to Buyer, and Buyer shall purchase and accept from the Stockholders, all of the outstanding Shares.

     1.2 Purchase Price. Buyer agrees to pay to the Stockholders at the Closing the aggregate sum of $7,000,000 (the "Purchase Price") by wire transfer of immediately available federal funds to such accounts as the Stockholders shall designate. The Purchase Price shall be allocated among the Stockholders in proportion to their respective holdings of the Shares as set forth on Annex A hereto.

     1.3 Closing. Subject to the conditions set forth in this Agreement, the purchase and sale of the Shares pursuant to this Agreement (the "Closing") shall take place upon consummation of the public offering of Buyer's Common Stock (the "Public Offering") pursuant to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 6, 1997 (the "Closing Date").

     1.4 Deliveries at the Closing. At the Closing, the Stockholders shall deliver to Buyer certificates representing all the Shares, endorsed in blank in proper form for transfer, and Buyer shall deliver the Purchase Price to the Stockholders in proportion to their respective holdings of the Shares as set forth in Annex A hereto.

                                   ARTICLE II
               Representations and Warranties of the Stockholders

     The Stockholders jointly and severally represent and warrant to the Buyer that the following representations and warranties are true and correct on the date hereof and will be true and correct as of the Closing Date in all material respects.

     2.1 Authority. The Stockholders have the authority to enter into this Agreement and to carry out the transactions contemplated hereby. This Agreement has been duly executed by the Stockholders and constitutes a valid and binding agreement of the Stockholders, enforceable against the Stockholders in accordance with its terms.

     2.2 Consents and Approvals; No Violation. To the knowledge of the Stockholders, neither the execution and delivery of this Agreement by the Stockholders nor the consummation of the transactions contemplated hereby will
(a) result in any breach of any provision of the charter or Bylaws (or other similar governing documents) of the Company,(b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its subsidiaries or any of their properties or assets, except in the case of (b) and (c) for violations, breaches or defaults which would not individually or in the aggregate, have a Material Adverse Effect on the Company and its subsidiaries taken as a whole.

     2.3 Organization of Company; Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the country of India, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

     2.4 No Encumbrances; Capitalization.

         (a) The Shares are free all Liens and the Stockholders have full authority to transfer the Shares pursuant to this Agreement.

         (b) The issued and outstanding common stock of the Company consists of 500,000 shares US $0.32 per share. All such outstanding shares of the Company's capital stock are validly issued, subscribed and paid up. There is no security, option, warrant, right, call, subscription, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the issuance, sale, pledge or other disposition of any shares of stock of the Company or any securities convertible into, or exchangeable for, or other rights to acquire, any shares of stock of the Company, or (ii) obligates the Company to grant, offer or enter into any of the foregoing. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any outstanding shares of its capital stock. There are no agreements or understandings to which the Company is a party with respect to the (A) voting of capital stock or other securities of the Company, (B) dividends or distributions on account of such capital stock or
(C) the transfer or disposition of such capital stock.

         (c) Upon delivery of the Shares to Buyer and full payment therefor as contemplated by this Agreement, Buyer shall acquire good and valid title to all of the Shares free and clear of all Liens.

     2.5 Financial Statements. The Stockholders have previously furnished to Buyer (a) an unaudited balance sheet of the Company as of March 31, 1997 and related statement of income of the Company for the period then ended, (b) audited balance sheet of the Company as of December 31, 1996 and (c) the related audited statement of income, statement of stockholders' equity and statement of cash flows for the fiscal year then ended together with the related notes thereto and the report thereon of Rajkamal Shah & Co., chartered accountants. The balance sheet of the Company as of March 31, 1997, is hereafter referred to as the "1997 Balance Sheet". All such financial statements are in accordance with the books and records of the Company and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The balance sheets included in the financial statements referred to in this Section 2.5 (including the related notes thereto) present fairly the financial position of the Company as of their respective dates, and each of the related statements of income and (where applicable) stockholders' equity and cash flows included therein (including the related notes thereto) present fairly the results of operations and (where applicable) cash flows for the fiscal years or periods then ended.

     2.6 Absence of Certain Changes. Since March 31, 1997, there has not been any Material Adverse Effect and the Stockholders are not aware of any condition, development or contingency existing which, so far as reasonably can be foreseen at this time, may reasonably be expected to result in any Material Adverse Effect.

     2.7 Properties; Title.

         (a) The Company does not own any real property, but leases property in Mumbai, India and Chennai, India. True and correct copies of such leases have been delivered to Buyer. Each lease is in full force and effect and there is no default thereunder.

         (b) The Company has (i) good, valid and marketable title to the tangible property and all of the other assets reflected on the 1997 Balance Sheet, except as disposed of in the ordinary course of business, and (ii) a valid leasehold interest in its leased real property, in each case with respect to subsections (i) and (ii) above, free and clear of all Liens other than (A) Liens for current taxes, assessments or governmental charges not yet due and delinquent, or (B) Liens which do not, individually or in the aggregate, materially interfere with the use of the real properties or materially detract from their value.

    2.8  Legal Compliance, Licenses and Authorizations.

         (a) To the knowledge of the Stockholders, the Company has complied in all material respects with all applicable laws, statutes, rules, regulations and orders, of federal, state, local and foreign governments (and all agencies thereof), including, without limitation, all environmental laws and no action, proceeding, complaint, claim, demand or notice has been filed or commenced against it alleging any failure so to comply.

         (b) To the knowledge of the Stockholders, the Company holds all material licenses and other permits and authorizations necessary for the operation of the business of the Company as presently conducted. There is not now pending or threatened any action by the grantor of any such license, permit or authorization to revoke, cancel or refuse to renew any such license, permit or authorization.

    2.9 Labor Matters. The Company is not a party to or subject to any labor union or collective bargaining agreement. The Company is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect.

    2.10 Material Contracts. No material default or alleged material default exists under any of the Material Contracts. Each of the Material Contracts is now valid, in full force and effect and enforceable in accordance with its terms and the Company has fulfilled in all respects, or taken all action reasonably necessary to enable it to fulfill when due, all its obligations under such contracts, except where the failure to fulfill such obligations would not reasonably be expected to have a Material Adverse Effect.

    2.11 Legal Proceedings. There is no claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened in writing against the Company before any court or governmental or regulatory authority or body wherein a result adverse to the Company's interests would have a Material Adverse Effect, or would prevent or delay the transactions contemplated in this Agreement. The Company is not subject to any outstanding order, writ, injunction or decree which would have a Material Adverse Effect or would prevent or delay the transactions contemplated in this Agreement.

    2.12 Taxes. The Company has duly filed (or caused to be filed) all returns of Taxes (as defined below) required to be filed by it, and has paid or provided for all Taxes shown to be due on such returns. No action or proceeding for the assessment or collection of any Taxes is pending or proposed in writing against the Company, and no deficiency, assessment or other claim in writing for any Taxes has been asserted or made against the Company that has not been fully paid or finally settled. To the knowledge of the Stockholders, all Taxes which the Company has been required to collect or withhold have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authority. As used herein, "Taxes" shall mean all taxes, charges, fees, levies or other assessments including, without limitation, income, excise, property, transfer, payroll, withholding, employment, value added, capital, net worth, estimated, sales, use and franchise taxes, imposed by any government or subdivision or agency thereof, and including any interest, penalties or additions attributable thereto.

                                  ARTICLE III
                    Representations and Warranties of Buyer

     Buyer represents and warrants to the Company that the following representations and warranties are true and correct on the date hereof and will be true and correct as of the Closing Date in all material respects.

     3.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan.

     3.2 Authority Relative to this Agreement. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms.

     3.3 Consents and Approvals; No Violation. To the knowledge of Buyer, neither the execution and delivery of this Agreement by Buyer nor the consummation of the transactions contemplated hereby will (a) result in any breach of any provision of the Articles of Incorporation or Bylaws (or other similar governing documents) of Buyer, (b) result in a violation or breach of, or constitute a default under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties or assets may be bound, or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer, any of its subsidiaries or any of their properties or assets, except in the case of (b) and (c) for violations, breaches or defaults which would not individually or in the aggregate, have a Material Adverse Effect on Buyer.

                                   ARTICLE IV
                            Covenants of the Parties

     4.1 Conduct of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, the Stockholders will cause the Company to conduct its business and operations according to its ordinary and usual course of business and consistent with past practices.

     4.2 Consents. Buyer and Stockholders will use their respective best efforts to obtain consents of all persons and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including the consent of the Reserve Bank of India.

     4.3 Additional Agreements. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties hereto, the Company, as applicable, shall take all such necessary action.

     4.4 Notification of Certain Matters. Between the date hereof and the Closing, the Stockholders shall give prompt notice in writing to Buyer of: (a) the occurrence of any event which will result in a Material Adverse Effect or in the failure to satisfy a condition specified in Article V hereof; and (b) any notice or other communication from any third person alleging that the consent of such third person is or may be required in connection with the transactions contemplated by this Agreement.

     4.5 Tax Returns. All Tax returns required to be filed after the date hereof but prior to the Closing shall be prepared, and any elections with respect to such returns shall be made, to the extent permitted by law, in a manner consistent with prior practice with respect to the Company.


                                   ARTICLE V
                       Conditions To Obligations Of Buyer

     The obligations of Buyer required to be performed by it at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived by Buyer as provided herein except as otherwise required by applicable law:

     5.1 Representations and Warranties; Performance of Obligations. Each of the representations and warranties of the Stockholders contained in this Agreement shall be true in all material respects at and as of the Closing; provided that a breach of any representation or warranty shall not constitute a failure of the condition contained in this Section 5.1 if such breach, either alone, or in conjunction with all other breaches, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

     5.2 Authorization; Consents. All notices to, and declarations, filings and registrations with, and consents, authorizations, approvals and waivers from, governmental and regulatory bodies and any third parties required to consummate the transactions contemplated hereby, and all other governmental, regulatory or third party consents or waivers which, either individually or in the aggregate, if not made or obtained, would have a Material Adverse Effect shall have been made or obtained.

                                   ARTICLE VI
                 Conditions To Obligations Of The Stockholders

     The obligations of the Stockholders required to be performed by them at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived by the Stockholders as provided herein except as otherwise required by applicable law:

     6.1 Representations and Warranties; Performance of Obligations. Each of the representations and warranties of the Buyer contained in this Agreement shall be true in all material respects at and as of the Closing; provided that a breach of any representation or warranty shall not constitute a failure of the condition contained in this Section 6.1 if such breach, either alone, or in conjunction with all other breaches, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

     6.2 Authorization; Consents. All notices to, and declarations, filings and registrations with, and consents, authorizations, approvals and waivers from, governmental and regulatory bodies and any third parties required to consummate the transactions contemplated hereby, and all other governmental, regulatory or third party consents or waivers which, either individually or in the aggregate, if not made or obtained, would have a Material Adverse Effect shall have been made or obtained.

                                  ARTICLE VII
                                Indemnification

     7.1 Indemnification. The Stockholders jointly and severally agree to indemnify and hold Buyer harmless from and against any and all liabilities, losses, damages, deficiencies, judgments, fines, costs and expenses, including reasonable counsel fees ("Losses"), incurred or sustained by Buyer that result from, relate to or arise out of:

     (a) any material breach of any representation or warranty or material nonfulfillment of any agreement or covenant on the part of the Stockholders under this Agreement; and

     (b) any and all actions, suits, claims or proceedings incident to any of the foregoing or to the enforcement of this Section 7.1;

provided, however that (i) the Stockholders shall not have any obligation to indemnify Buyer under this Section 7.1 until Buyer has suffered Losses in excess of $350,000 (after which point the Stockholders will be obligated to indemnify Buyer only from and against further such Losses), and (ii) the obligation of the Stockholders to indemnify Buyer from and against Losses under this Section 7.1 shall not exceed the Purchase Price.


                                  ARTICLE VIII
                                 Miscellaneous

     8.1 Survival. All representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing for a period of one year.

     8.2 Headings. Section headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

     8.3 Notices. All notices or other communications required or permitted hereunder shall be given in writing and shall be deemed sufficient if delivered by hand (including by courier), mailed by registered or certified mail, postage prepaid (return receipt requested), or sent by facsimile:

         Notice to the Stockholders shall be made at 2800 Livernois, Suite 400, Troy, Michigan 48083; Attention: Bharat Desai, and notices to the Buyer shall be made at 2800 Livernois, Suite 400, Troy, Michigan 48083, Attention: Daniel
M. Moore, or such other address as shall be furnished in writing by such party.

     8.4 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties.

     8.5 Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior or contemporaneous written or oral commitments, arrangements or understandings with respect thereto. There are no restrictions, agreements, promises, warranties, covenants or undertakings with respect to the transactions contemplated hereby other than those expressly set forth herein.


     8.6 Modifications, Amendments and Waivers. At any time prior to the Closing, to the extent permitted by law, (a) Buyer and the Stockholders may, by written agreement, modify, amend or supplement any term or provision of this Agreement and (b) any term or provision of this Agreement may be waived in writing by the party which is entitled to the benefits thereof.

     8.7 Governing Law. This Agreement shall be governed by the laws of the State of Michigan (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters including, but not limited to, matters of validity, construction, effect and performance.

     8.8 Certain Definitions.  For purposes of this Agreement:

         "Lien" shall mean any pledge, lien (including without limitation any tax lien), charge, claim, encumbrance, security interest, mortgage, option, restriction on transfer (including without limitation any buy-sell agreement or right of first refusal or offer), forfeiture, penalty, equity or other right of another person of every nature and description whatsoever.

         "Material Adverse Effect" shall mean a loss, expense or cost to the Company which is, or with reasonable probability might be, materially adverse to the business, operations, assets, properties, results of operations or financial condition of the Company taken as a whole, it being understood that a loss, expense or cost to the Company shall be rendered materially adverse only if the present value of such loss, expense or cost to the Buyer, calculated at a discount rate of 10% per annum, after taking into account all tax effects, exceeds $350,000.

         "Material Contract" shall mean a contract which: (i) involves the payment of an amount in excess of $100,000 in the aggregate or $50,000 per annum ; and (ii) is not subject to cancellation without penalty upon 60 days written notice.

         "Person" or "person" shall mean an individual or any corporation, partnership, joint venture, association, limited liability company, trust, unincorporated organization, or other legal entity or a government or governmental entity.

         "To the knowledge," or "known," and words of similar import shall mean actual knowledge of a person.

      8.9 Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby and this Agreement will be construed and enforced as if such invalid, illegal or unenforceable provisions had not been included herein. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

                       *       *       *       *       *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                             SYNTEL, INC.


                                             By:__________________________
                                                Bharat Desai
                                          Its:  President




                                                __________________________
                                                Bharat Desai



                                                __________________________
                                                Neerja Sethi

                                    ANNEX A


Bharat Desai




Neerja Sethi









BH/106782.4
ID/DRM